SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 31, 2023

Franklin Wireless Corp.

(Exact name of registrant as specified in its charter)

Nevada	001-14891	95-3733534
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

9707 Waples Street

Suite 150

San Diego, CA 92121

(Address of principal executive offices)

Registrant's telephone number, including area code:

(858) 623-0000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	FKWL	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

Definitive Settlement Agreements Executed in Settlement of Class Action Litigation

Background

As previously disclosed, on April 16, 2021, an action was filed in the United States District Court for the Southern District of California against the Company and two of its officers relating to the timing of the disclosure of a recall of certain Jetpack products supplied by the Company to Verizon. On September 15, 2021, the court appointed a lead plaintiff. On November 15, 2021, the plaintiff filed a Class Action Amended Complaint asserting that the defendants violated Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and U.S. Securities and Exchange Commission (“SEC”) Rule 10b-5 promulgated thereunder, by allegedly making materially false and misleading statements implying that the Jetpack products were functioning properly and were not suffering from any noteworthy defects. The defendants. On January 14, 2022, the defendants filed their answer to the Amended Complaint, in which they denied the material provisions of the Amended Complaint. Discovery commenced, and the parties exchanged document requests and interrogatories and began producing documents on a rolling basis.

On January 3, 2023, the Court granted the plaintiff’s motion for class certification.

Mediation

On May 1, 2023, the parties participated in a mediation session with Jed D. Melnick, Esq., an experienced mediator at JAMS. Prior to the mediation, the parties submitted comprehensive mediation statements setting forth the strengths and weaknesses of their case. Ultimately, the parties reached an agreement in principle to settle the action. The agreement was memorialized in a memorandum of understanding (the “Memorandum of Understanding”) which was fully executed on May 3, 2023. The Memorandum of Understanding sets forth, among other things, the parties’ agreement to fully and finally settle and release all claims that were asserted or could have been asserted in the action, in return for a payment of $2,400,000 for the benefit of the class. The Memorandum of Understanding was formalized in a Stipulation and Agreement of Settlement (the “Settlement Agreement”) that was executed on May 23, 2023 and filed with the Court on May 24, 2023.

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Final Settlement Agreement

Under the terms of the Settlement Agreement, the Defendants will pay $2.4 million (the

“Settlement Amount”) into an escrow account maintained by Huntington National Bank. The Settlement Administrator will cause a Notice of Proposed Class Action (the “Notice”) to be sent to the class members. The Notice informs class members of the Settlement terms and affords an opportunity to request exclusion from the class or to object to the Settlement, the plan of allocation of the Settlement Amount, and a request for attorneys’ fees and expenses. A copy of the Notice, Claim Form, Settlement Agreement and related documents will also be posted on a website maintained by the Settlement Administrator.

Subject to the approval of the Court and the terms and conditions expressly provided within the Settlement Agreement, such Settlement fully, finally and forever settles, releases, resolves and dismisses with prejudice all claims asserted against the defendants. The Settlement Agreement provides that neither the Settlement nor any of the terms thereof constitute an admission or finding of any fault, liability, wrongdoing, or damages whatsoever or any infirmity in the defenses that the defendants have, or could have, asserted. The Company determined that it is desirable that the action be settled in the manner and upon the terms and conditions set forth in the Settlement Agreement. The Company’s decision to settle the action was based on the conclusion that further litigation would be protracted and expensive, with the uncertainty and risks inherent in any litigation and the determination that it is desirable and beneficial to settle the action in the manner and upon the terms and conditions set forth in the Settlement Agreement and to put the released claims to rest finally and forever, without in any way acknowledging any wrongdoing, fault, liability or damages to lead plaintiff or the settlement class.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit No.	Description:

10.1	Stipulation and Agreement of Settlement, dated May 23, 2023

104	Cover Page Interactive Data File (formatted in iXBRL)

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN WIRELESS CORP.

Date: May 31, 2023	By: /s/ OC Kim
OC Kim, President

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